UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 5, 2014

United Community Banks, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 001-35095	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

125 Highway 515 East
Blairsville, Georgia 30512
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01       Other Events.

On March 5, 2014, United Community Banks, Inc. issued a press release announcing that the company and its wholly-owned banking subsidiary, United Community Bank (collectively, “United”), and Fletcher International, Ltd. (“Fletcher”) agreed to settle all potential claims and counterclaims between them relating to or arising out of (i) the previously disclosed dispute concerning their respective rights and obligations under a Securities Purchase Agreement, dated April 1, 2010, between United and Fletcher (the “Securities Purchase Agreement”), and a $30 million warrant (the “Warrant”) granted to Fletcher by United in April 2010 to purchase non-voting Common Stock Equivalent Junior Preferred Stock (“Junior Preferred Stock”), and (ii) an Asset Purchase Agreement, dated April 1, 2010, between Fletcher International, Inc. and its affiliates (which are separate related entities of Fletcher not under its control) and United (the “Asset Purchase Agreement”). The transactions contemplated by the Securities Purchase Agreement, the Warrant and the Asset Purchase Agreement are referred to herein collectively as the “2010 Transactions”.

The Warrant, which UCBI granted to Fletcher in connection with the transactions embodied in the Securities Purchase Agreement and Asset Purchase Agreement, could only be exercised by net share settlement (cashless exercise) for nine years from May 26, 2010, subject to limited extensions upon certain events and certain conditions precedent.

As disclosed on February 22, 2013, United and FILB Co-Investments LLC (“FILB-Co”) agreed to settle a lawsuit between United and FILB-Co with respect to certain contractual rights under the Securities Purchase Agreement that Fletcher had assigned to FILB-Co. Fletcher did not assign the Warrant or all of its rights to an alleged “Registration Failure” penalty under the Securities Purchase Agreement (apart from a claim for a portion thereof) to FILB-Co, and United has received purported warrant exercise notices from Fletcher that include incorrect calculations of the number of settlement shares Fletcher would receive upon exercise and demands for the payment of such a Registration Failure penalty. Fletcher had also made claims related to money held in a loan servicing account with United related to the Asset Purchase Agreement.

In order to resolve all potential claims and counterclaims between the parties relating to or arising out of the 2010 Transactions, United and Fletcher (represented by its Chapter 11 Trustee) have entered into a settlement agreement pursuant to which (i) United has agreed to purchase the Warrant and in exchange, deliver 640,000 shares of its common stock and cash that, together with the common stock, will have a value of $12 million, (ii) Fletcher has agreed to relinquish any rights it may have under the Warrant, as well as the Securities Purchase Agreement and Asset Purchase Agreement, and (iii) United and Fletcher have agreed to release any claims against each other relating to the 2010 Transactions.  The final cash payment to Fletcher will be the difference between the value of the 640,000 shares of United’s common stock and $12 million, which is expected to be offset by the reserve that was previously established at the time of the 2013 settlement with FILB-Co for potential claims that Fletcher might make against United. Therefore, no current earnings impact is expected as a result of the settlement.

United believes that the Fletcher settlement will finally resolve all remaining claims by Fletcher related to the 2010 Transactions and will terminate the Warrant and all contractual obligations of United to Fletcher with respect to the 2010 Transactions. The settlement agreement and the transactions contemplated thereby are subject to bankruptcy court approval.

A copy of the press release issued on March 5, 2014 discussing the Fletcher settlement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and Chief Financial Officer

Date: March 6, 2014

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated March 5, 2014